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Chris R. Burritt, Chairman of the Board of Directors

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Dowd Named President and CEO for Pathfinder Bank

SYRACUSE, New York (March 29, 2023) – Pathfinder Bancorp, Inc (the “Company”) (NASDAQ:PFBC), the bank holding company of Pathfinder Bank (the “Bank”) announced today that its Board of Directors has named James A. (“Jim”) Dowd as President and Chief Executive Officer of the Company and the Bank, roles that he has served on an interim basis since April 14, 2022. Mr. Dowd will also be nominated by the Company’s Board of Directors for election to serve as a member of the Company’s Board, pending approval by the Company’s shareholders at its annual meeting on June 1, 2023.

The Chairman of the Company’s Board of Directors, Chris R. Burritt, said, "On behalf of the Board, we are excited to elevate Jim to the role of President and CEO. The Board determined that Jim is indeed the right steward of the Company as we seek to enhance the growth of Pathfinder Bank. Jim has proven adept, both in his previous roles and now in his current role, at guiding our business through challenges and we believe that he will be equally adept in leading the improvements that we seek as we move forward. His demonstrated leadership, experience, and broad business and community relationships, along with his extensive industry knowledge, will continue to guide us in the times ahead. Notably, Jim and the leadership team that he has guided, have acted decisively in the face of recent economic uncertainty by remaining focused on effective expense management while concurrently making appropriate investments to support the Company's future growth. The Board looks forward to partnering with Jim as we continue to work towards improving our financial performance, enhancing shareholder value and providing value to the communities that we serve.”

Mr. Dowd added, “I am honored that our Board has given me the opportunity to lead the Company and Pathfinder Bank and advance our vision of being the local bank our community trusts. I am excited to work closely with our senior managers and their team members as we continue to enhance trust and confidence in Pathfinder Bank within our markets. As always, I am grateful for all of our employees' hard work and dedication during these extraordinary times. While we have had our share of challenges, I believe our strong financial performance, dedicated and competent team, and healthy capital position leave us well-positioned to strengthen Pathfinder Bank in the long-term. I look forward to working with our Board, who continue to provide guidance, as we grow for the benefit of Central New York and all of our stakeholders."

About James A. Dowd, CPA

Mr. Dowd served as interim President and Chief Executive Officer since April 2022 and continues to hold the title of Chief Operating Officer of the Company and the Bank. Mr. Dowd joined Pathfinder Bank in 1994, as Controller and has since held many prominent roles within the organization. In 1999, he was promoted to Chief Financial Officer followed by Chief Operating Officer in 2017. Most recently, Mr. Dowd held the position of Executive Vice President and Chief Operating Officer. Mr. Dowd is passionate about community involvement. He has served on the boards of many local organizations over the years including Oswego Harbor Festivals Inc., Arts and Culture for Oswego County, Oswego Health Audit Committee, and

Riverside Cemetery. Mr. Dowd is currently serves as Treasurer of the Board of the Oswego County Land Bank and is an active member of the Board for the Oswego Renaissance Association. Most recently, Mr. Dowd accepted his appointment as a member of the Board of Directors of CenterState CEO, and will begin serving in that role later this year.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp). The Bank has eleven full service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.